Exhibit 99.1

Important Notice of Blackout Period

to Directors and Executive Officers

of Archer-Daniels-Midland Company

February 19, 2013

Archer-Daniels-Midland Company (“ADM”) is changing the administrator of the ADM 401(k) and Employee Stock Ownership Plan for Salaried Employees and the ADM 401(k) and Employee Stock Ownership Plan for Hourly Employees (the “401(k) Plans”). During this changeover, employees will not be able to change contribution percentages, enroll in the 401(k) Plans, submit withdrawal requests, submit a new loan request or process loan payoffs, exchange an existing balance or elect or change an ESOP dividend election. We expect this “blackout period” to begin after 3:00 p.m. central time, on March 19, 2013 and last through April 5, 2013, although it is possible that the blackout period will end prior to April 5, 2013 (the “Blackout Period”). We regret any inconvenience resulting from the Blackout Period, but we believe you will be pleased with the new administrator of the 401(k) Plans.

The Sarbanes-Oxley Act of 2002 and Federal securities laws provide that, during the Blackout Period, all directors and executive officers are prohibited from any transaction in our common shares (including exercising stock options) or any derivatives of our common shares, regardless of whether the director or executive officer participates in either of the 401(k) Plans. As a director or executive officer, these prohibitions apply to you and to members of your immediate family who share your household, as well as to trusts, corporations and other entities whose share ownership may be attributed to you. Penalties for trading during a Blackout Period are severe.

If you have questions regarding the Blackout Period, including when it has started or ended, you may call Marschall I. Smith, Senior Vice President, Secretary and General Counsel, (217) 424-6183, or Stuart E. Funderburg, Associate General Counsel and Assistant Secretary, (217) 451-4847, or contact either by mail at Archer-Daniels-Midland Company, 4666 Faries Parkway, Decatur, Illinois 62526.